EXHIBIT 23(C)

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Tyco International Ltd. for the registration of its common stock and the incorporation by reference therein of our report, dated October 18, 1995 (except for Note 14, as to which the date is November 1, 1995), with respect to the consolidated financial statements of The Earth Technology Corporation (USA), incorporated by reference in The Earth Technology Corporation (USA) Annual Report (Form 10-K) for the year ended August 25, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Long Beach, California
July 26, 1996